Exhibit 10.6

March 13, 2008

Mark Ianni

Dear Mark:

The 2008 bonus plan reflects the goals for our company this coming year. Your bonus is based on Adjusted EBITDA (Earnings Before Income Tax Depreciation Amortization).

15%	of your cumulative salary if the company achieves Adjusted EBITDA of $ 7,300,000
22.5%	of your cumulative salary if the company achieves Adjusted EBITDA of $ 8,300,000
30%	of your cumulative salary if the company achieves Adjusted EBITDA of $ 9,300,000
37.5%	of your cumulative salary if the company achieves Adjusted EBITDA of $10,400,000
50%	of your cumulative salary if the company achieves Adjusted EBITDA of $11,500,000
62.5%	of your cumulative salary if the company achieves Adjusted EBITDA of $12,500,000
75%	of your cumulative salary if the company achieves Adjusted EBITDA of $13,500,000
87.5%	of your cumulative salary if the company achieves Adjusted EBITDA of $14,500,000

In addition, you will earn 12.5% of your cumulative salary if, in the opinion of the Compensation Committee, you meet the goals outlined in the document provided to you separately.

A quarterly update will be sent in conjunction with our earnings announcement to update you on the performance of the company versus the bonus plan.

The 2008 bonus period covers the fiscal months of February 2008 through January 2009. You must be an active employee of Bakers Footwear Group at the time the bonus is paid to be eligible to receive your bonus.

We are excited about the challenges and prospects in the coming year. We hope it is a good year for all of our shareholders and us.

Sincerely,

/s/ Peter Edison

Peter Edison

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2815 Scott Avenue • Saint Louis, Missouri 63103 • (314) 621-0699 • Fax (314) 621-0708